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Exhibit 21.1

Subsidiaries of the registrant


Subsidiaries of the Registrant as of December 31, 2001

     Golden Star Holdings Ltd.
     Venezuela Investments Ltd.
     Pan African Resources Corporation
     Southern Star Resources Ltd.
     Guyanor Ressources S.A. (72.6%)
         Societe de Travaux Publics et de Mines Auriferes en Guyane
         ("SOTRAPMAG")
         Societe Mines de St-Elie ("SMSE")
         Societe des Mines de Yaou & Dorlin ("SMYD") (50%)
     Caystar Holdings
         Bogoso Holdings
                Bogoso Gold Limited ("BGL") (90%)
     GSR (IOM) Limited
         Barnex (Ghanan) Limited
         Barnex (Prestea) Limited (90%)